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                                                                  EXHIBIT 4.1.1

                                AMENDMENT TO THE
                                  H.T.E., INC.
              1997 EMPLOYEE INCENTIVE COMPENSATION PLAN, AS AMENDED

        THIS AMENDMENT, made as of this 4th day of February, 2000 by H.T.E., INC. (hereinafter called the "Employer");

                              W I T N E S S E T H:

        WHEREAS, the Employer did establish the H.T.E., Inc. 1997 Employee Incentive Compensation Plan, as amended (the "Plan") for the purpose of providing an additional incentive to its officers and employees in recognition of their contributions to the Employer's progress; and

        WHEREAS, the Employer reserved the right to amend the Plan;

        NOW, THEREFORE, the Plan shall be amended as follows, effective as of February 4, 2000:

        1. A new Section 2.(ff) replaces the former Section 2.(ff) and is hereby added to the Plan to read as follows:

           "(ff) "Stock" means the Company's Common Stock, and such other securities as may be substituted for (or resubstituted) for Stock pursuant to Section 10(c) hereof, and/or any common stock of any Subsidiary."

        2. In all other respects, the Plan shall remain unchanged by this Amendment.

        IN WITNESS WHEREOF, the Employer has caused this instrument to be executed the day and year first above written.

                                      H.T.E., INC.

                                      By: /s/ O. F. Ramos
                                          -----------------------------------
                                          O. F. Ramos
                                          President & Chief Executive Officer